Exhibit 99(a)

NEWS RELEASE	Cleveland-Cliffs Inc 1100 Superior Avenue Cleveland, Ohio 44114-2589

CLEVELAND-CLIFFS ANNOUNCES
INCREASE IN SHARE REPURCHASE PROGRAM,
THIRD QUARTER DIVIDEND
AND UPDATES OUTLOOK FOR 2000

      Cleveland, OH, July 11, 2000 – Cleveland-Cliffs Inc (NYSE-CLF) today announced that its Board of Directors authorized a 1.0 million share increase in the stock repurchase program, and declared a third quarter dividend of $.375 per share.

      The Company also indicated that it will report lower-than-expected earnings from operations for the second quarter and full year 2000 primarily due to continuing losses at Cliffs and Associates Limited (CAL), and moderately higher mine operating costs, principally reflecting higher natural gas and diesel fuel costs.

SHARE REPURCHASE PROGRAM

      The Board of Directors today authorized a 1.0 million share increase in the Company’s stock repurchase program. This is the fourth increase since the program was initiated in 1995, and raises the total repurchase authorization to 3.0 million shares. In January 1995, the Board of Directors authorized the initial purchase of 600,000 shares, or about 5 percent of the shares outstanding at that time. The repurchase program was subsequently increased in 1996, 1997, and 1999 to a total of 2.0 million shares.

      To date, the Company has purchased 1,920,975 shares under the existing authorization, at a total cost of $69.4 million. There are currently 10.5 million shares outstanding. Acquired stock is initially being retained as treasury stock.

      John S. Brinzo, Chairman and Chief Executive Officer, said, “Periodic repurchases complement our strategic plan to enhance shareholder value. Expansion of the repurchase program will more fully utilize the Company’s financial capability and can be implemented without affecting our business operations. We firmly believe Cliffs shares are undervalued at the current market price.”

      Based on yesterday’s closing price of $25.44 per share, the cost to complete the expanded program (purchase of 1,079,025 shares) would be $27.5 million. When complete, the total investment in repurchased stock will be about $97 million, with the 3.0 million shares repurchased equal to almost 25 percent of the shares outstanding at the time the program was initiated.

QUARTERLY DIVIDEND

      Additionally, the Company announced that its Board of Directors declared a quarterly dividend of $.375 per common share. The dividend is payable September 1, 2000, to shareholders of record as of the close of business on August 14, 2000. The rate is unchanged from the previous quarterly dividend.

CLIFFS AND ASSOCIATES LIMITED

      As previously announced on May 15, 2000, start-up activities at CAL’s hot briquetted iron (HBI) plant in Trinidad and Tobago were temporarily suspended in order to evaluate plant reliability and make modifications to portions of the plant. Several important plant modifications have been completed, and the entire plant was restarted on July 1, 2000 to test the modifications and improvements. The plant test will continue for 3 to 4 weeks to confirm the functionality and reliability of the recent modifications and gain additional operating experience. Results of the trial to date have been positive. The plant has reached design operating pressure and temperature, and very high quality DRI is being produced. Approximately 2,000 tons of commercial grade briquettes have been produced.

      As previously disclosed, capital expenditures for CAL to complete modifications and improvements are estimated to be between $13 million and $15 million. If approved by the CAL owners, the remaining modifications and other improvements will take the balance of the year to complete and allow briquette production to re-commence at the beginning of 2001. The total projected additional cash requirements for CAL to attain sustained production, including capital expenditures as noted above, working capital, and start-up costs, are estimated at between $30 million and $40 million.

      While results are promising, a number of issues remain, including achievement of full production rates during the current plant test, evaluation of on-going economics and the decision to replace the discharge system. Depending on the outcome, the owners of CAL could decide not to proceed with the project. Under the circumstances, Cliffs is assessing its options with regard to its investment in CAL. Cliffs’ current investment in CAL is $85 million.

      Brinzo, said “We have been disappointed with the difficulties experienced at CAL since commissioning began in the spring of 1999; however, we are very encouraged by the current trial and the production of commercial quality briquettes. CAL is the cornerstone of our reduced iron strategy. It has great potential due in large part to its talented and dedicated workforce. We recognize that there are additional milestones to be accomplished. We are proceeding carefully.”

      Cliffs’ equity loss from CAL was $3.2 million in the first quarter of 2000, and $9.1 million for the full year 1999. Losses for the year 2000 are expected to be significantly greater than 1999.

YEAR 2000 OUTLOOK

      Brinzo said, “In addition to the negative impact of continued CAL losses, earnings for the quarter and year will be adversely affected by higher mine costs, primarily reflecting higher energy costs. While we are concerned about potential weakening of steel volumes in the second half of the year, our pellet sales forecast remains strong, and we expect to sell about 11.5 million tons this year, which is nearly all of our capacity. While year 2000 sales volume is expected to be up 30 percent compared to last year, sales margins are being adversely impacted. We are focused on controlling costs, and are actively reviewing our mines for opportunities to further improve our production and cost structure. While we expect natural gas and diesel prices to remain high, we are working to offset this impact.”

      Brinzo concluded, “As demonstrated by the significant increase in the share repurchase program, we remain committed to creating shareholder value. Our focus is to maximize the value of our assets, reduce costs at our operations, and achieve a successful operation at the Trinidad HBI plant.”

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      Cleveland-Cliffs is the largest supplier of iron ore products to the North American steel industry and is developing a significant ferrous metallics business. Subsidiaries of the Company manage six iron ore mines in North America and hold equity interests in five of the mines. Cliffs has a major iron ore reserve position in the United States and is a substantial iron ore merchant.

      This news release contains a number of predictive statements about future events. These statements are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Reference is made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in the Company’s 1999 Annual Report and reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission, available publicly on Cliffs’ web site. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties.

Contacts

Media: David L. Gardner, (216) 694-5407

Financial Community: Fred B. Rice, (800) 214-0739 or (216) 694-5459

To obtain faxed copies of Cleveland-Cliffs Inc news releases dial (800) 778-3888.

News releases and other information on the Company are available on the Internet at

http://www.cleveland-cliffs.com